Ex. 99-B.10
Consent of Independent Auditors
The Board of Directors of ING Life Insurance and Annuity Company and Subsidiaries and the Contractholders of Variable Annuity Account C

We consent to the incorporation by reference of our reports dated January 31, 2002, with respect to the consolidated financial statements and schedules of ING Life Insurance and Annuity Company and Subsidiaries (formerly Aetna Life Insurance and Annuity Company and Subsidiaries and hereafter referred to as ILIAC) and February 8, 2002, with respect to the financial statements of ILIAC Variable Annuity Account C for the year ended December 31, 2001, in Post- Effective Amendment No. 33 to the Registration Statement (Form N-4 No. 33301107) and related Prospectus of ING Life Insurance and Annuity Company and Subsidiaries.

/s/Ernst & Young LLP
Hartford, Connecticut
August 29, 2002